Exhibit 99.1

QC Holdings, Inc. Reports Second Quarter Results

Board Declares $0.05 Dividend Per Common Share

OVERLAND PARK, Kan.--(BUSINESS WIRE)--August 5, 2010--QC Holdings, Inc. (NASDAQ: QCCO) reported income from continuing operations of $1.6 million and revenues of $46.5 million for the quarter ended June 30, 2010. For the six months ended June 30, 2010, income from continuing operations totaled $7.1 million and revenues reached $95.2 million.

“Our second quarter results reflect the negative effects of legislative changes in several states, including Washington, South Carolina, Virginia and Kentucky,” said QC Chairman and Chief Executive Officer Don Early. “We continue to look for alternative products and services to provide to our customers in these states, but the numerous restrictions included in the laws impose constraints that are very difficult to profitably overcome.

“With respect to those states where there have been no recent regulatory and legislative effects, our loan volumes continued to be soft compared to prior year, likely tied to the uncertain economic recovery, high unemployment rate and the lack of growth in broader consumer spending.”

For the three and six months ended June 30, 2009, income from continuing operations totaled $4.5 million and $11.0 million, respectively, and revenues were $51.3 million and $105.6 million, respectively.

The three and six months ended June 30, 2010 and 2009 include discontinued operations relating to branches that were closed during each period. Schedules reconciling adjusted EBITDA to income from continuing operations for the three and six months ended June 30, 2010 and 2009 are provided below.

** Second Quarter **

Revenues decreased 9.4% quarter-to-quarter. This decline is primarily due to reduced payday and installment loan volumes from unfavorable law changes effective January 1, 2010 in Washington and South Carolina that restrict customer access to payday loans. Another component of the decline relates to Virginia, where the company discontinued its open-end credit product offering during second quarter 2009 and re-introduced the payday loan product. The payday loan volumes in Virginia have not returned to historical levels, largely due to the various restrictions on customer borrowing contained in the existing law. A $1.5 million improvement in automotive sales and interest revenues partially offset these declines.

Branch operating costs, exclusive of loan losses, increased slightly to $22.6 million during the three months ended June 30, 2010 compared to $22.3 million in the same 2009 quarter, primarily as a result of an increase in cost of sales associated with the automotive business, substantially offset by lower compensation and occupancy costs.

During the three months ended June 30, 2010, the company reported a $406,000 decline in loan losses compared to second quarter 2009. The loss ratio for the current quarter totaled 23.9% compared to 22.4% in second quarter 2009. The increase in the loss ratio reflects a higher rate of returned items to revenues quarter-to-quarter. This increase was partially offset by an improvement in the company’s automotive loan loss experience.

QC’s branch gross profit in second quarter 2010 was $12.8 million, down from $17.5 million in prior year’s second quarter. Declines in South Carolina, Washington, Virginia and Kentucky represented nearly 75% of the gross profit decline in our short-term lending branches quarter-to-quarter.

Regional and corporate expenses totaled $9.0 million during the three months ended June 30, 2010 compared to $8.6 million in second quarter 2009. The increase primarily relates to increased governmental and public affairs expenditures.

Net interest expense decreased to $551,000 in the current quarter compared to $810,000 in second quarter 2009 as a result of lower average debt balances. The company’s effective income tax rate was 40.4% during second quarter 2010, up from the 37.9% in prior year, primarily due to an increase in non-deductible expenditures.

“The second quarter results are indicative of the challenges associated with adapting to new, unnecessarily restrictive laws,” noted QC President and Chief Operating Officer Darrin Andersen. “Credit alternatives, which are already limited for our customer base, are further contracted, leaving our customers without a viable solution for immediate, short-term financial needs. Because we are precluded from meeting this demand, our volumes and revenues decrease.

“Although the second quarter posed many challenges for our financial services group, we were very pleased with the progress of our automotive business,” noted Andersen. “Management and process improvements in late 2009 are producing greater revenue and reduced losses, as well as providing a strong foundation for growth.”

** Six Months Ended June 30 **

The company’s revenues declined approximately 9.8% to $95.2 million during the six months ended June 30, 2010 versus $105.6 million in the first half of 2009. This decline is due to reduced payday and installment loan volume for the same reasons as noted in the quarterly discussion above. Revenues from South Carolina, Washington, Kentucky and Virginia – states that have experienced recent law changes – declined approximately $10.0 million period-to-period. This decline was partially offset by a $1.9 million increase in automobile loan revenues.

Branch operating costs, exclusive of loan losses, declined 1.9% to $45.4 million during the first half of 2010 compared to the same 2009 period. Reduced compensation and occupancy costs were substantially offset by higher cost of sales for automobile purchases.

During the six months ended June 30, 2010, the company reported loan losses of $17.3 million compared to $19.9 million in 2009. The company’s loss ratio improved to 18.1% during 2010 (versus 18.8% in first half 2009), largely due to improvements in the automotive division and the poor 2009 loss experience associated with the company’s Virginia open-end credit product. The company sold approximately $152,000 of older debt during the first half of 2010 compared to $552,000 in the prior year period.

Branch gross profit decreased to $32.5 million for the six months ended June 30, 2010 from $39.4 million during the same 2009 period. The bulk of the decrease period-to-period was attributable to results from regulatory-affected states. In addition, softer revenues in various other states negatively impacted gross profit during the first half of 2010.

Regional and corporate expenses totaled $18.3 million during the six months ended June 30, 2010 versus $18.0 million during the six months ended June 30, 2009. This slight increase is attributable to higher governmental and public affairs spending.

Net interest expense declined approximately $602,000 during first half 2010 compared to the prior year period as a result of lower average debt balances. The company’s effective income tax rate was 39.0% and 38.6% during the six months ended June 30, 2010 and 2009, respectively.

-DIVIDEND DECLARATION -

QC's Board of Directors declared a regular quarterly dividend of $0.05 per common share, payable September 2, 2010 to stockholders of record as of August 19, 2010.

-BUSINESS OUTLOOK -

“The first half of 2010 was challenging,” Early said. “Entering the year, we knew our revenues and earnings were going to decline due to legislative changes in several states. At the same time, most economists and experts were optimistic that the broader economy was moving toward sustainable growth, which would improve consumer confidence, spur consumption and likely lead to higher loan revenues in stable states. Halfway through 2010, it is evident that the economy has not rebounded as expected and that consumers are not convinced the U.S. is experiencing real financial recovery.

“Beginning on July 1, we began offering an automobile title loan product to our customers in Arizona, where the existing payday loan law terminated on June 30. The number of customers who will qualify for a title loan will be substantially lower than the number we could serve through our payday loan product. Our initial estimates suggest that annual revenues and gross profit will decline by up to $10 million and $8 million, respectively, as a result of this Arizona law change.

“Throughout the first half of 2010, our field personnel have been dealing with the negative effects of the legislative changes in South Carolina, Washington, Virginia and Kentucky. Based on this experience, together with the second-half impact associated with the Arizona changes noted previously, we expect that our 2010 annual revenues will be down approximately $23 to $25 million and that gross profit will decline by approximately $13 to $15 million compared to 2009.

“Our automotive sales and financing group significantly improved over last year. This improvement was a result of better originations, efficient inventory acquisition and productive collection efforts. In addition to growing the automotive business, we are actively researching, developing and evaluating various product, service and business diversification alternatives.

“Clearly, 2010 will be a year of transition for QC as we balance the benefits of regulatory and legislative stability with the challenge of reduced earnings. Fortunately, our company has a long history of providing superior service to this customer base in a continually changing economic and operating environment, which provides a solid foundation for creating value for our shareholders.”

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of short-term loans in the United States, operating 545 branches in 24 states at June 30, 2010. With more than 25 years of operating experience in the retail consumer finance industry, the company entered the short-term loan market in 1992 and, since 1998, has grown from 48 branches to 545 branches through a combination of de novo branches and acquisitions. In addition, the company operates five buy here, pay here automotive dealerships in the Kansas City metropolitan area. During fiscal 2009, the company advanced nearly $1.3 billion to customers and reported total revenues of $220.6 million.

Forward-Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, including particularly changes in Washington, South Carolina and Arizona, (2) uncertainties relating to the interpretation, application and promulgation of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act, including the impact of future regulations proposed or adopted by the Bureau of Consumer Financial Protection, which is created by that Act, (3) litigation or regulatory action directed towards us or the payday loan industry, (4) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and closures of branches, (5) risks associated with the leverage of the company, (6) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (7) changes in our key management personnel, (8) integration risks and costs associated with future acquisitions, and (9) the other risks detailed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

(Financial and Statistical Information Follows)

QC Holdings, Inc. Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Revenues
Payday loan fees	$37,915	$33,463	$76,637	$68,218
Automotive sales, interest and fees	3,250	4,747	7,629	9,572
Other	10,133	8,299	21,373	17,437
Total revenues	51,298	46,509	105,639	95,227
Branch expenses
Salaries and benefits	11,101	10,691	22,542	21,377
Provision for losses	11,515	11,109	19,904	17,274
Occupancy	5,859	5,386	11,933	11,222
Cost of sales - automotive	1,463	2,261	3,600	4,423
Depreciation and amortization	1,004	848	2,003	1,758
Other	2,887	3,369	6,210	6,640
Total branch expenses	33,829	33,664	66,192	62,694
Branch gross profit	17,469	12,845	39,447	32,533

Regional expenses	3,383	3,381	6,846	7,211
Corporate expenses	5,225	5,589	11,176	11,051
Depreciation and amortization	827	675	1,560	1,369
Interest expense, net	810	551	1,856	1,254
Other expense, net	18	19	153	34
Income from continuing operations before income taxes	7,206	2,630	17,856	11,614
Provision for income taxes	2,729	1,063	6,887	4,529
Income from continuing operations	4,477	1,567	10,969	7,085
Loss from discontinued operations, net of income tax	(220)	(133)	(955)	(474)
Net income	$4,257	$1,434	$10,014	$6,611

Earnings (loss) per share:
Basic
Continuing operations	$0.25	$0.09	$0.61	$0.39
Discontinued operations	(0.01)	(0.01)	(0.05)	(0.03)
Net income	$0.24	$0.08	$0.56	$0.36

Diluted
Continuing operations	$0.25	$0.09	$0.61	$0.39
Discontinued operations	(0.01)	(0.01)	(0.05)	(0.03)
Net income	$0.24	$0.08	$0.56	$0.36
Weighted average number of common shares outstanding:
Basic	17,459	17,351	17,465	17,416
Diluted	17,634	17,426	17,581	17,499

Non-GAAP Reconciliations
Adjusted EBITDA
(in thousands)
(Unaudited)

QC reports adjusted EBITDA (income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial performance measure that is not defined by U.S. generally accepted accounting principles (“GAAP”). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2010	2009	2010

Income from continuing operations	$4,477	$1,567	$10,969	$7,085
Provision for income taxes	2,729	1,063	6,887	4,529
Depreciation and amortization	1,831	1,523	3,563	3,127
Interest expense	814	552	1,864	1,257
Non-cash losses on property dispositions	18	19	153	34
Stock option and restricted stock expense	638	485	1,445	1,199
Adjusted EBITDA	$10,507	$5,209	$24,881	$17,231

QC Holdings, Inc. Consolidated Balance Sheets (in thousands)

	December 31, 2009	June 30, 2010
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$ 21,151	$ 14,846
Loans receivable, less allowance for losses of $10,803 at December 31, 2009 and $9,570 at June 30, 2010	74,973	62,436
Prepaid expenses and other current assets	10,183	12,336
Total current assets	106,307	89,618
Property and equipment, net	18,286	16,527
Goodwill	16,491	16,491
Other assets, net	7,002	6,990
Total assets	$ 148,086	$ 129,626

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$ 162	$ 1,943
Accrued expenses and other liabilities	14,285	10,610
Deferred revenue	5,077	3,218
Revolving credit facility	20,500	10,300
Current portion of long-term debt	9,900	10,600
Total current liabilities	49,924	36,671

Non-current liabilities	4,905	4,739

Long-term debt	27,707	20,143
Total liabilities	82,536	61,553

Commitments and contingencies
Stockholders’ equity	65,550	68,073
Total liabilities and stockholders’ equity	$ 148,086	$ 129,626

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands, except Branch Data, Average Loan, Average Term and Average Fee)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
	Unaudited		Unaudited
Short-term Lending Branch Data:
Number of branches, beginning of period	563	553	585	556
De novo branches opened			1	1
Acquired branches
Branches closed	(6)	(8)	(29)	(12)
Number of branches, end of period	557	545	557	545

Short-term Lending Comparable Branch Data:
Total number of comparable branches	542	542	541	541
Comparable branch revenue	$47,954	$41,629	$97,727	$85,369
Percentage change		(13.3%)		(12.6%)
Comparable branch net revenues	$37,016	$31,512	$79,228	$69,131
Percentage change		(14.9%)		(12.8%)

Operating Data – Short-term Loans:
Loan volume	$273,580	$232,746	$542,537	$462,085
Average loan (principal plus fee)	367.14	377.12	368.01	376.42
Average fee	53.34	56.21	53.31	56.01

Operating Data – Installment Loans:
Loan volume	$7,589	$6,388	$13,916	$11,507
Average loan (principal)	496.62	484.07	499.88	487.55
Average term (days)	184	171	190	171

Operating Data – Automotive Loans:
Loan volume	$2,545	$3,852	$6,387	$7,728
Average loan (principal)	8,628	9,327	8,725	9,082
Average term (months)	30	33	31	32
Locations, end of period	5	5	5	5

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
	Unaudited		Unaudited
Other Revenues:
Installment loan interest and fees	$4,177	$3,977	$8,616	$8,158
Open-end credit fees	1,703	14	3,311	52
Credit services fees	1,490	1,667	3,083	3,397
Other	2,763	2,641	6,363	5,830
Total	$10,133	$8,299	$21,373	$17,437

Loss Data:

Provision for losses, continuing operations:
Charged-off to expense	$18,896	$18,387	$39,333	$37,332
Recoveries	(9,077)	(8,278)	(21,897)	(18,879)
Adjustment to provision for losses based on evaluation of outstanding receivables	1,696	1,000	2,468	(1,179)
Total provision for losses	$11,515	$11,109	$19,904	$17,274

Provision for losses as a percentage of revenues	22.4%	23.9%	18.8%	18.1%
Provision for losses as a percentage of loan volume (all products)	3.8%	4.3%	3.3%	3.3%

CONTACT:
QC Holdings, Inc.
Investor Relations Contact:
Douglas E. Nickerson, 913-234-5154
Chief Financial Officer
or
Media Contact:
Tom Linafelt, 913-234-5237
Director – Corporate Communications